Exhibit 10.55
MANAGEMENT SERVICES AGREEMENT
     THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is made and entered into this 4th day of May, 2007 (the “Effective Date”) by and among Bally Total Fitness Holding Corporation, (“Bally”), Alpine Advisors LLC (“Contractor”) and Don R. Kornstein (“Kornstein”).
RECITALS
     WHEREAS, Bally and the Contractor desire to enter into an agreement pursuant to which the Contractor will provide the services of Kornstein to Bally as its Chief Restructuring Officer (“CRO”); and
     WHEREAS, Bally, the Contractor and Kornstein wish to document the terms of Bally’s engagement of the Contractor to provide Kornstein’s services following the Effective Date.
AGREEMENT
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Engagement of Contractor; Duties; Contractor Relationship.
          1.1 Engagement of Contractor. The Contractor shall make available to Bally the services of Kornstein as CRO of Bally.
          1.2 Duties. During the term of this Agreement (the “Term”), Kornstein agrees to serve as the CRO of Bally. Bally agrees to retain Kornstein in the capacity as CRO. Kornstein shall (i) assist management in negotiations with Bally’s various constituents, including customers, vendors and debt holders; (ii) assist Bally in managing its bankruptcy process including working with and coordinating the efforts of other professionals representing various stakeholders of Bally; (iii) assist and provide other support to counsel in the preparation of any chapter 11 plan of reorganization, related disclosure statement or other offering memorandum; and (iv) assist the board of directors of Bally (the “Board”) with such other matters as may be requested that fall within Kornstein’s expertise and that are mutually agreeable. In his performance of his responsibilities under this Agreement, Kornstein shall devote the requisite amount of his time and effort to the affairs of Bally to perform his obligations under this Agreement, but shall not be required to follow any formal schedule of duties or assignments or any specified time commitment. The services of Kornstein and Contractor to Bally are not deemed to be exclusive, and Kornstein and Contractor shall be free to engage in any other business or to render similar services to others, subject to Bally’s Code of Business Conduct, Practices and Ethics. Each of Contractor and Kornstein may engage independently or with others, for its, his or their own accounts and for the accounts of others, in other business ventures and activities of every nature and description. Bally shall not have any rights or obligations by virtue of this Agreement in and to such independent ventures and activities or the income or profits derived therefrom.

          1.3 Contractor Relationship. The Contractor is an independent Contractor to Bally, and Kornstein is the employee of the Contractor and not the employee of Bally. This is also a personal services contract for the services of Kornstein. The Contractor cannot satisfy the terms and conditions of this Agreement by making anyone else available to perform Kornstein’s services. Bally will report all payments to be made hereunder on Forms 1099 as payments to the Contractor for independent contracting services, and will not report any payments on Form W-2 to Kornstein.
     2. Term and Termination.
          2.1 Term. Bally’s engagement of Kornstein (through the Contractor) shall terminate on the date on which a bankruptcy plan in which Bally is the debtor becomes effective.
          2.2 Termination. Acting upon written resolution ratified by a majority of the Board, the Board may terminate Kornstein’s services as CRO at any time, upon thirty (30) days’ prior written notice to Kornstein, and for any reason. Alternatively, Kornstein may terminate his services as CRO at any time, upon thirty (30) days’ prior written notice to Bally, and for any reason. At the time that Kornstein’s service as CRO ends (the “Termination Date”), the payments under Section 3.1 shall terminate and, except as otherwise provided in Exhibit 1 hereto, Bally shall pay Contractor within fifteen (15) days following the effective date of termination all accrued but unpaid compensation due under Section 3.1(a) (which shall be prorated based on the number of business days worked in the event termination is effective other than at month’s end) and any business expenses incurred by Contractor in connection with its duties hereunder.
     3. Compensation and Benefits.
          3.1 Compensation. During the Term, Bally shall pay Contractor a monthly fee of fifty thousand dollars ($50,000) for the services of Kornstein.
          3.2 Bonuses. In addition to the monthly compensation set forth in Section 3.1 hereof, Contractor may be eligible to receive a Restructuring Transaction Bonus of up to $2,100,000, according to the terms set forth on Exhibit 1 hereto.
          3.3 Reimbursement for Expenses. In addition to the fees described in this Section 3, during the Term of this Agreement, Bally shall reimburse Contractor for reasonable and properly documented out-of-pocket business, travel and/or entertainment expenses incurred by Contractor,. in connection with its duties under this Agreement, including without limitation all reasonable charges and expenses incurred by Contractor, as applicable, with respect to clerical, technical and office support and supplies, as applicable. Any such expenses shall be submitted by Contractor to Bally on a periodic basis and will be paid by Bally in accordance with standard Bally policies and procedures.

     4. Indemnification and Insurance.
          4.1 Indemnification by Bally. Bally expressly acknowledges and agrees that during and after the Term, Kornstein, in his capacity as CRO, will have all rights and entitlements of an “Indemnitee” as such term is defined in the Indemnification Agreement between Bally and Kornstein dated September 14, 2006, a copy which is attached hereto as Exhibit 2. Bally has agreed to be bound by the provisions of this Section 4.1 to induce Kornstein and Contractor to enter into this Agreement and to continue service to Bally. Bally acknowledges that neither Contractor nor Kornstein would enter into this Agreement or continue service to Bally if Bally did not agree to its obligations under this Section 4.1.
     5. Miscellaneous.
          5.1 Payment Obligations. Bally’s obligation to pay Contractor the compensation and other amounts in accordance with this Agreement and to make the arrangements provided herein shall be unconditional, and neither Contractor nor Kornstein shall have any obligation whatsoever to mitigate damages hereunder by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of Contractor or Kornstein hereunder or otherwise.
          5.2 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.
          5.3 Entire Agreement; Modifications. Except as otherwise provided herein, this Agreement represents the sole, entire, and complete understanding among the parties with respect to the subject matter hereof, and this Agreement supersedes any and all prior understandings, agreements, plans and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by Contractor, Kornstein, and Bally.
          5.4 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three business days after mailing to the respective persons named below:

If to Bally:	Bally Total Fitness Holding Corporation
8700 W. Bryn Mawr Ave.
Chicago, IL 60631
Attention: Marc D. Bassewitz

With a copy (which shall	Latham & Watkins, LLP
not constitute notice) to:	233 S. Wacker Dr.
Suite 5800
Chicago, IL 60606
Attention: Mark D. Gerstein

If to Contractor:	Alpine Advisors LLC
[Address]

If to Kornstein:	Mr. Don R. Kornstein
[Address]

Any party may change such party’s address for notices by notice duly given pursuant to this Section.
          5.5 Headings; Construction. The Section headings herein are intended for reference and shall not by themselves determine the construction or interpretation of this Agreement. When references are made to the subsidiaries or affiliates of Bally and its affiliates in this Agreement, such reference shall be deemed to include all present and future subsidiaries and affiliates.
          5.6 Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois. Any Dispute (defined below) arising out of or relating to this Agreement shall be brought in the courts of the State of Illinois, Cook County, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Illinois, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Dispute shall be heard and determined only in any such court, and agrees not to bring any Dispute arising out of or relating to this Agreement in any other court. The parties agree that any or all of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Dispute referred to in the first sentence of this Section may be served on any party anywhere in the world. As used in this Section, “Dispute” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); any body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or any arbitrator.
          5.7 Expenses. Subject to the provisions of Sections 3.2 and 4.1, in the event of any litigation regarding the rights and obligations under this Agreement, all fees and expenses incurred in connection with such litigation shall be paid by the party incurring such fees or expenses.
          5.8 Severability. Should any court of competent jurisdiction determine that any provision of this Agreement (including without limitation any provision or provisions contained in Sections 4.1) is illegal or unenforceable to any extent, such provision shall be enforced to the extent permissible and all other provisions of this Agreement shall continue to be enforceable to the extent possible.
          5.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same Agreement.
          5.10 Survival of Bally’s Obligations. Bally’s obligations hereunder shall not be terminated by reason of any liquidation, dissolution, bankruptcy, cessation of business, or similar event relating to Bally. This Agreement shall not be terminated by any merger, consolidation, or other reorganization of Bally. In the event any such merger, consolidation, or other reorganization shall be accomplished by transfer of stock or by transfer of assets or otherwise, the provisions of this Agreement shall be binding upon and inure to the benefit of the surviving or resulting entity or person and, in the case of a transfer of assets, as a condition of such transfer the transferee entity shall assume all of Bally’s obligations under this Agreement (including without limitation those set forth in Section 4). This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that this Agreement shall not be assignable by any of Bally, Contractor or Kornstein without the prior written consent of the other parties. All provisions of this Agreement shall survive the termination of this Agreement until such time as each of Contractor has been paid all sums as may be due under this Agreement and received all benefits of this Agreement.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.
BALLY:
BALLY TOTAL FITNESS HOLDING CORPORATION
By: /s/ Harold Morgan
Its: Senior Vice President, Chief Administrative Officer
CONTRACTOR:
ALPINE ADVISORS LLC
By: /s/ Don R. Kornstein
Its: Managing Member

KORNSTEIN:
/s/ Don R. Kornstein
Don R. Kornstein